Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

LIMONEIRA COMPANY

(a Delaware corporation)

Limoneira Company (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Limoneira Company.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 12, 1990, amended pursuant to a Restated Certificate of Incorporation on July 6, 1990, amended pursuant to a Certificate of Amendment of Certificate of Incorporation on May 6, 2003 and further amended pursuant to an Amendment to Certificate of Incorporation on May 24, 2010 (as amended, the “Certificate of Incorporation”).

THIRD: That the Board of Directors of the Corporation, at a meeting duly convened and held, approved, ratified and duly adopted resolutions setting forth the following amendment to the Certificate of Incorporation to increase the authorized shares of common stock of the Corporation, declaring such amendment to be advisable:

Article FOURTH, section (a) of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

FOURTH:  (a) The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 39,100,000 shares of stock consisting of (i) 39,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), (ii) 50,000 shares of preferred stock, par value $.01 per share (the “Class A Preferred Stock”), and (iii) 50,000 shares of preferred stock, par value $100 per share (the “Class B Preferred Stock”) and collectively with the Class A Preferred Stock, the (“Preferred Stock ”). The Class A Preferred Stock may be issued in one or more series. The first series shall consist of 20,000 shares of Series A Junior Participating Preferred Stock, $0.01 Par Value and shall have the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions as set forth in the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, $.01 Par Value, of Limoneira Company filed with the Secretary of State of Delaware on November 30, 2006. The Class B Preferred Stock may be issued in one or more series. The first series shall consist of 30,000 shares of $8.75 Voting Preferred Stock, $100.00 Par Value, Series B and shall have the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions as set forth in the Amended Certificate of Designation, Preferences and Rights of $8.75 Voting Preferred Stock, $100.00 Par Value, Series B, of Limoneira Company filed with the Secretary of State of Delaware on July 1, 1997. The second series shall consist of 10,000 shares of 4% Voting Preferred Stock, $100.00 Par Value, Series B-2 and shall have the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions as set forth in the Certificate of Designation, Preferences and Rights of 4% Voting Preferred Stock, $100.00 Par Value, Series B-2 of Limoneira Company filed with the Secretary of State of Delaware on March 21, 2014. The remaining shares of Preferred Stock may be issued from time to time in accordance with Section (b) of this Article Fourth.

FOURTH: That thereafter, pursuant to a resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the DGLC at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

SIXTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and Chief Executive Officer this 29th day of March, 2017.

By:	/s/ Harold S. Edwards
Harold S. Edwards
President & Chief Executive Officer